Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered as of May 8th, 2013 (“Effective Date”) by and between MagicJack VocalTec Ltd. (the “Company”) and Jose Gordo (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company desires for the Executive to be employed as Chief Financial Officer (“CFO”) of the Company as of May 10th, 2013, and Executive desires to accept employment, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel; and

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Board”), approved by the Board, and determined by the Compensation Committee and the Board to be consistent with the principles of Amendment 20 to the Israeli Companies Law.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.
POSITION AND DUTIES.  The Company hereby agrees to employ the Executive in the positions and titles of CFO of the Company effective as of May 10th, 2013, and the Executive hereby agrees to be employed in such capacity. The Executive will perform all duties and responsibilities inherent in the positions of CFO. The Executive shall report directly to the Company’s Chief Executive Officer. He shall have all authority and responsibility commensurate with the CFO title.

2.	TERM OF AGREEMENT AND EMPLOYMENT. The term of the Executive’s employment under this Agreement will begin on the date hereof and terminate on December 31, 2015.

3.	DEFINITIONS.

A.
CAUSE.  For purposes of this Agreement, “Cause” for the termination of the Executive’s employment hereunder shall be deemed to exist if, in the reasonable judgment of the Company’s Board: (i) the Executive commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Executive commits a felony or a crime involving moral turpitude; (iii) the Executive breaches any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Executive’s material breach of the Company’s Insider Trading Policy, FD/Media Policy or Investment Policy, (v) the Executive breaches any of the terms of this Agreement and fails to cure such breach within thirty (30) days after the receipt of written notice of such breach from the Company; or (vi) the Executive engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

B.
GOOD REASON.  Termination by the Executive of his employment for “Good Reason” shall mean a termination by the Executive of his employment upon the occurrence of one of the following events or conditions without the consent of the Executive:

(i)             A material reduction in the authority, duties or responsibilities of the Executive;

(ii)            Any material reduction in the Executive’s Annual Base Salary or Target Annual Bonus (as defined below); or

(iii)           Any material breach of this Agreement by the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have terminated his employment for Good Reason unless: (i) the Executive terminates his employment no later than ninety (90) days following his initial discovery of the above referenced event or condition which is the basis for such termination; and (ii) the Executive provides to the Company a written notice of the existence of the above referenced event or condition which is the basis for the termination within forty-five (45) days following his initial discovery of such event or condition, and the Company fails to remedy such event or condition within thirty (30) days following the receipt of such notice.

C.
CHANGE OF CONTROL.  For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to occur if (i) a Person acquires ownership of stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (ii) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or (iii) a Person (other than a Person controlled, directly or indirectly, by shareholders of the Company) acquires fifty percent (50%) or more of the gross fair market value of the assets of the Company over a twelve (12) week period.

For purposes of the above, the terms “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.  It is intended that the definition of Change of Control complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all questions or determinations in connection with any such Change of Control shall be construed and interpreted in accordance with the provisions of such Regulations.  Notwithstanding the above, a Change of Control shall occur only if it constitutes a “change of control” within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

4.	COMPENSATION.

A.
ANNUAL BASE SALARY.  Executive shall be paid an annual base salary of $325,000, subject to review each calendar year and possible increase in the sole discretion of the Board, payable in equal twice monthly installments (the “Annual Base Salary”).

B.
ANNUAL BONUS.  For each fiscal year of employment during which the Company employs the Executive, Executive shall be eligible to receive a bonus (the “Annual Bonus”) based on the Company meeting certain performance criteria.  Executive’s target annual bonus will be $150,000, subject to review each calendar year and possible increase in the sole discretion of the Board (the “Target Annual Bonus”).  The Annual Bonus will range from thirty-five percent (35%) to two hundred percent (200%) of the Target Annual Bonus.  The Annual Bonus formula and performance criteria for each fiscal year will be based: (i) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target revenue for the fiscal year; and (ii) fifty percent (50%) on the Company meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target EBITDA for the fiscal year.  A table showing the Target Annual Bonus payable at various increments is attached hereto as Attachment A.  The Company’s target revenue and target EBITDA shall be set by the Compensation Committee and communicated to Executive no later than ninety (90) days after the start of each fiscal year.  For purposes of this Agreement, “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization calculated in accordance with generally accepted accounting principles consistent with the application of such concepts in developing the Company’s annual budget, subject to adjustments for one-time occurrences outside the ordinary course of business as deemed appropriate by the Company’s Compensation Committee.

Executive’s Annual Bonus for calendar year 2013 shall be calculated and paid as though Executive commenced employment as of January 1st, 2013, and each Annual Bonus thereafter shall be paid on the basis of the Company’s fiscal year, which is the calendar year.

The Annual Bonus payable to Executive shall be paid no later than 2-1/2 months following the end of the calendar year with respect to which the Annual Bonus was earned.

Except as otherwise provided in Section 7, below, Executive shall only be entitled to receive an Annual Bonus if Executive is employed by the Company pursuant to this Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

If the Company’s financial statements are restated for a period for which an Annual Bonus has been paid under the terms of this Agreement, the Annual Bonus amount for such period will be re-calculated by the Company (the “Recalculated Bonus Amount”).  In any such event, the difference between the Annual Bonus in question and the Recalculated Bonus Amount shall be paid to or refunded by the Executive, as applicable, not later than sixty (60) days after the restatement, provided that no such adjustments will be made at any time after the 2nd anniversary of the Annual Bonus payment in question.

C.	SIGNING BONUS. Executive shall receive a signing bonus in the amount of $325,000 within three (3) days after full execution of this Agreement.

5.
EXECUTIVE BENEFITS AND REIMBURSEMENTS.  Executive will be entitled to twenty (20) paid-time-off (PTO) days of vacation per fiscal year. The Executive will be eligible to participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of the Company, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of the Company now existing or that may be later adopted by the Company (collectively, the “Executive Benefits”). The Company shall reimburse Executive for all ordinary and necessary business expenditures made by Executive in connection with, or in furtherance of, his employment upon presentation by Executive of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the Board.

6.
EQUITY GRANT. Executive shall be granted stock options to purchase 256,151 shares of the Company’s ordinary shares at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant, which will be the date of this Agreement (the “Options”).   In addition, Executive shall be granted 27,634 shares of restricted ordinary shares (the “Restricted Stock”) effective as of the date of this Agreement upon approval of the magicJack Vocaltec 2013 Long-Term Incentive Plan by the Company’s stockholders. The Options and Restricted Stock will vest as set forth in the Option Agreement and Restricted Stock Agreement granting the Options and the Restricted Stock.

7.	TERMINATION. Either the Executive or the Company may terminate the Executive’s employment under this Agreement for any reason upon not less than thirty (30) days prior written notice.

A.
TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE.  Upon the termination of the Executive’s employment prior to a Change of Control under this Agreement by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to be paid a termination payment (the “Termination Payment”) equal to one (1) times the sum of (a) Executive’s Annual Base Salary at the time of such termination and (b) the Executive’s Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case). The Termination Payment shall be paid in lump sum within fifteen (15) days after the Company’s receipt of a general release that has become irrevocable as specified in Section 7(F) following any termination pursuant to this Section 7(A).

B.
TERMINATION OF EMPLOYMENT BY RESIGNATION OF EXECUTIVE WITHOUT GOOD REASON, BY THE COMPANY WITH CAUSE, DEATH OR DISABILITY.  Upon the termination of the Executive’s employment by the resignation of  Executive without Good Reason, by the Company with Cause, death, disability or for any other reason other than a reason described in Sections 7(A) or 7(C), the Executive shall be due no further compensation other than what is due and owing through the effective date of such Executive’s resignation or termination (including any Annual Bonus that may be due and payable to the Executive), which amounts shall be paid to the Executive within fifteen (15) days after the Company’s receipt of a general release that has become  irrevocable as specified in Section 7(F) following any termination  pursuant to this Section 7(B).

C.
TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE FOLLOWING A CHANGE OF CONTROL.  If upon or within 6 months subsequent to a Change of Control, the Executive’s employment under this Agreement is terminated by the Executive for Good Reason or by the Company without Cause (“Change of Control Termination”), the Executive shall be entitled to and paid a termination payment (the “Change of Control Termination Payment”) equal to three (3) times the sum of (a) Executive’s Annual Base Salary at the time of such termination and (b) the Executive’s Target Annual Bonus for the fiscal year in which his employment is terminated (as if the applicable performance criteria have been met at the level that would result in payment of the Target Annual Bonus at the 100% level irrespective of whether or not that is the case). The Change of Control Termination Payment shall be made within five (5) days after a Change of Control Termination.

D.
TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE WITHIN 180 DAYS PRIOR TO  A CHANGE OF CONTROL.  If the Executive’s employment under this Agreement is terminated by the Executive for Good Reason or by the Company without Cause 180 days prior to the Company's execution of an agreement which, if consummated, would constitute a Change of Control, then upon consummation of such Change of Control, Executive shall receive an additional payment equal to the difference between (i) the Change of Control Termination Payment described in Section 7(C) and (ii) any Termination Payment previously provided to Executive under Section 7(A).  Any additional payment pursuant to this Section 7(D) shall be made within five (5) days after a Change of Control.

E.
PAYMENT REDUCTION UNDER SECTION 280G. Notwithstanding any other provision of this Agreement, in the event that the Change of Control Termination Payment or any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Change of Control Termination Payment, the Termination Payment, and the payment provided for by Section 7.D (pro rata to the extent more than one is payable), (ii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity-based awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity-based awards.  All determinations with respect to this Section 7(D) and the assumptions to be utilized in arriving at such determination shall be made by an independent public accounting firm with a national reputation in the United States that is reasonably agreed to by the Executive and the Company (the “Accounting Firm”) which shall provide detailed support and calculations both to the Company and to Executive. The parties hereto hereby elect to use the applicable Federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.

F.
GENERAL RELEASE OF CLAIMS.  Executive shall not be entitled to any Termination Payment, Change of Control Termination Payment, or the payment provided for by Section 7.D (each, a “Severance Payment”) unless (i) Executive has executed and delivered to the Company a general release of claims (in such form as the Executive and the Company shall reasonably agree) (the “Release”) and such Release has become irrevocable under the Age Discrimination in Employment Act (ADEA) and its terms not later than fifty-six (56) days after the date of Executive’s termination of employment hereunder.  The Company shall deliver to Executive a copy of the Release not later than three (3) days after the Company’s termination of Executive’s employment without Cause or Executive’s termination of Employment for Good Reason.

G.
NO OFFSET AND NO MITIGATION.  Executive shall not be required to mitigate any damages resulting from a breach by the Company of this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Executive as a result of his employment by another employer.

8.	RESTRICTIVE COVENANTS.

A.
GENERAL.  The Company and the Executive hereby acknowledge and agree that (i) the Executive is in possession of trade secrets of the Company (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.
NON-COMPETITION.  In consideration for the termination payments and benefits that the Executive may receive in accordance with Section 7 of this Agreement, the Executive agrees that during the period of the Executive’s employment with the Company and until two (2) years after the termination of the Executive’s employment with the Company, the Executive will not, directly or indirectly, either (i) on the Executive’s own behalf or as a partner, officer, director, trustee, executive, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority-owned subsidiaries, or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Executive is not deemed to be the beneficial owner of more than five percent (5%) of the class of securities that is so publicly traded.  During the period of the Executive’s employment and until three years after the termination of the Executive’s employment, the Executive will not, without the Company’s prior written consent, directly or indirectly, on the Executive’s own behalf or as a partner, shareholder, officer, executive, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any employee or consultant of the Company or any of its majority-owned subsidiaries.

C.
CONFIDENTIALITY.  During and following the period of the Executive’s employment with the Company, the Executive will not use for the Executive’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its subsidiaries or affiliates and which was acquired by the Executive at any time prior to or during the term of the Executive’s employment with the Company (collectively the “Data”), except with the specific prior written consent of the Company.

D.
WORK PRODUCT.  The Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its subsidiaries or affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its subsidiaries or affiliates, and all existing or future products or services, which are conceived, developed or made by the Executive (alone or with others) during the term of this Agreement (“Work Product”) belong to the Company.  The Executive will cooperate fully in the establishment and maintenance of all rights of the Company and its subsidiaries or affiliates in such Work Product. The provisions of this Section 8(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Executive after the termination of the Agreement with respect to Work Product created during the term of this Agreement.

E.
ENFORCEMENT.  The Parties agree and acknowledge that the restrictions contained in this Section 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 8 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified.  The Executive agrees and acknowledges that the breach of this Section 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 8, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).  In the event of any conflict between the provisions of this Section 8 and Section 7 of the Agreement, the provisions of this Section 8 shall prevail.

9.
REPRESENTATIONS.  The Executive hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; and (ii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement will be the Executive’s valid and binding obligation, enforceable in accordance with its terms.

10.	INTENTIONALLY OMITTED.

11.
ASSIGNMENT.  The Executive may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Executive or any rights which the Executive may have under this Agreement. Neither the Executive nor the Executive’s beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to the Company, and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 8 hereof. As used in this Agreement, the term “successor” means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company. This Agreement may not otherwise be assigned by the Company.

12.	GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida without regard to the application of conflicts of laws.

13.
ENTIRE AGREEMENT.  This Agreement constitutes the only agreements between Company and the Executive regarding the Executive’s employment by the Company. This Agreement supersedes any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.

14.
SEVERABILITY; SURVIVAL.  In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention. The provisions of Section 8 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Executive’s relationship with the Company.

15.
NOTICES.  Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Executive hereunder will be addressed to the Company to the attention of Chairman of the Board of Directors at 5701 Georgia Avenue, West Palm Beach, Florida 33405. Any notice to be given to the Executive will be addressed to the Executive at the Executive’s residence address last provided by the Executive to the Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16.	HEADINGS. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

17.	SECTION 409A COMPLIANCE.

A.
GENERAL.  It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A or exceptions thereto and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).

B.
DISTRIBUTIONS ON ACCOUNT OF SEPARATION FROM SERVICE.  To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code Section 409A.

C.
NO ACCELERATION OF PAYMENTS.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.
SIX MONTH DELAY FOR SPECIFIED EMPLOYEES. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then, to the extent required to comply with Section 409A of the Code, no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

E.
TREATMENT OF EACH INSTALLMENT AS A SEPARATE PAYMENT.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

F.
REIMBURSEMENTS AND IN-KIND BENEFITS.  With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(i)            Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(ii)           Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 17(F)(ii) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;

(iii)          The reimbursement of an eligible expense is made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and

(iv)          The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

MAGICJACK VOCALTEC LTD.

Signature:      /s/ Gerald T. Vento

Name:             Gerald T. Vento

Title:               President and Chief Executive Officer

EXECUTIVE

Signature:       /s/ Jose Gordo

Name:              Jose Gordo

ATTACHMENT A

% of Revenue Target	Annual Target Bonus*	% of EBITDA Target	Annual Target Bonus*

<80%	$ -	<80%	$ -
80%	$ 26,250.00	80%	$ 26,250.00
81%	$ 28,687.50	81%	$ 28,687.50
82%	$ 31,125.00	82%	$ 31,125.00
83%	$ 33,562.50	83%	$ 33,562.50
84%	$ 36,000.00	84%	$ 36,000.00
85%	$ 38,437.50	85%	$ 38,437.50
86%	$ 40,875.00	86%	$ 40,875.00
87%	$ 43,312.50	87%	$ 43,312.50
88%	$ 45,750.00	88%	$ 45,750.00
89%	$ 48,187.50	89%	$ 48,187.50
90%	$ 50,625.00	90%	$ 50,625.00
91%	$ 53,062.50	91%	$ 53,062.50
92%	$ 55,500.00	92%	$ 55,500.00
93%	$ 57,937.50	93%	$ 57,937.50
94%	$ 60,375.00	94%	$ 60,375.00
95%	$ 62,812.50	95%	$ 62,812.50
96%	$ 65,250.00	96%	$ 65,250.00
97%	$ 67,687.50	97%	$ 67,687.50
98%	$ 70,125.00	98%	$ 70,125.00
99%	$ 72,562.50	99%	$ 72,562.50
100%	$ 75,000.00	100%	$ 75,000.00
101%	$ 78,750.00	101%	$ 78,750.00
102%	$ 82,500.00	102%	$ 82,500.00
103%	$ 86,250.00	103%	$ 86,250.00
104%	$ 90,000.00	104%	$ 90,000.00
105%	$ 93,750.00	105%	$ 93,750.00
106%	$ 97,500.00	106%	$ 97,500.00
107%	$ 101,250.00	107%	$ 101,250.00
108%	$ 105,000.00	108%	$ 105,000.00
109%	$ 108,750.00	109%	$ 108,750.00
110%	$ 112,500.00	110%	$ 112,500.00
111%	$ 116,250.00	111%	$ 116,250.00
112%	$ 120,000.00	112%	$ 120,000.00
113%	$ 123,750.00	113%	$ 123,750.00
114%	$ 127,500.00	114%	$ 127,500.00
115%	$ 131,250.00	115%	$ 131,250.00
116%	$ 135,000.00	116%	$ 135,000.00
117%	$ 138,750.00	117%	$ 138,750.00
118%	$ 142,500.00	118%	$ 142,500.00
119%	$ 146,250.00	119%	$ 146,250.00
120%	$ 150,000.00	120%	$ 150,000.00
>120%	$ 150,000.00	>120%	$ 150,000.00
*Based on Target Bonus of $150,000